As filed with the Securities and Exchange Commission
                                                           on February 12, 1999
                                                          Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                                  VIATEL, INC.
             (Exact Name of Registrant as Specified in its Charter)
          DELAWARE                                                 13-3787366
(State or Other Jurisdiction                                    (I.R.S. Employer
             of                 685 THIRD AVENUE                 Identification
      Incorporation or       NEW YORK, NEW YORK 10017                Number)
        Organization)            (212) 350-9200
                   (Address, Including Zip Code, and Telephone
                  Number, Including Area Code, of Registrant's
                          Principal Executive Offices)
                         ------------------------------
                            SHELDON M. GOLDMAN, ESQ.
                             SENIOR VICE PRESIDENT,
                      BUSINESS AFFAIRS AND GENERAL COUNSEL
                                  VIATEL, INC.
                                685 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                (212) 350-9200
                     (Name, Address, Including Zip Code, and
                    Telephone Number, Including Area Code, of
                               Agent For Service)

                        COPIES OF ALL COMMUNICATIONS TO:
                             JAMES P. PRENETTA, ESQ.
                            KELLEY DRYE & WARREN LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                                (212) 808-7800


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effectiveness of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
     please check the following box.    |_|
                         ------------------------------

                         CALCULATION OF REGISTRATION FEE



--------------------------- ------------------------- ------------------------- -------------------------- -------------------------
  Title of Shares to be     Amount to be Registered       Proposed Maximum          Proposed Maximum        Amount of Registration
        Registered                                      Aggregate Price Per        Aggregate Offering                Fee
                                                               Share                    Price(1)
--------------------------- ------------------------- ------------------------- -------------------------- -------------------------
--------------------------- ------------------------- ------------------------- -------------------------- -------------------------
Common Stock, par value         6,824,249 Shares              $17.8125               $121,556,935.30              $35,859.30
$.01 per share
--------------------------- ------------------------- ------------------------- -------------------------- -------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The Proposed Maximum Aggregate Price Per Share is estimated on the basis of the average of the high and low trading prices for Viatel, Inc.'s Common Stock on February 8, 1999, as reported by the Nasdaq National Market.
                         ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this Preliminary Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999




                               6,824,249 SHARES

                                 VIATEL, INC.


                         COMMON STOCK, $.01 PAR VALUE

         This Prospectus may be used by us for the issuance, from time to time, of up to 6,824,249 shares of our common stock, upon the conversion of our outstanding Subordinated Debentures or shares of Series A Preferred Stock. We will not receive any proceeds from the issuance of these shares of our common stock. The expenses incurred in registering the shares of common stock covered by this Prospectus, including legal and accounting fees, will be paid by us. None of the shares of common stock covered hereby have been registered prior to the filing of the registration statement of which this Prospectus is a part.

          Our corporate offices are located at 685 Third Avenue, New York, New York 10017 and our telephone number is (212) 350-9200.

         Our common stock is traded on the Nasdaq National Market under the symbol "VYTL." On February 10, 1999, our common stock closed at $17.00 per share.
                         ------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE CONVERTING YOUR SUBORDINATED DEBENTURES OR SHARES OF SERIES A PREFERRED STOCK INTO SHARES OF OUR COMMON STOCK.

                         ------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










                 The date of this Prospectus is February   , 1999.

                                  RISK FACTORS

         THIS PROSPECTUS INCLUDES AND INCORPORATES "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ALTHOUGH WE BELIEVE THAT OUR PLANS,
INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS ARE SET FORTH BELOW. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOLLOWING CAUTIONARY STATEMENTS.

SUBSTANTIAL LEVERAGE

         We have now and will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

               - limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

               - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the funds available to us for other purposes, including working capital, capital expenditures, acquisitions and general corporate purposes;

               - make us more vulnerable to economic downturns, limiting our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions;

               - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

               - place us at a competitive disadvantage compared to our competitors that have less debt; and

               - limit, along with the financial and other restrictive covenants, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.


ABILITY TO SERVICE DEBT

         Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We cannot assure you that our business will generate sufficient cash flow from operations to meet our debt service requirements. We may need to refinance all or a portion of our indebtedness. Based on our current level of operation, we anticipate that cash flows from operations may be insufficient to repay our indebtedness at scheduled maturity and that some or all of such indebtedness may need to be refinanced. Our ability to do so will depend on, among other things, our financial condition at the time, the restrictions in the agreements governing our indebtedness and other factors, including market conditions. If such refinancing were not possible or if additional financing were not available, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for such assets or to default on our obligations with respect to our indebtedness.

RESTRICTIVE COVENANTS

         The indentures pursuant to which our long-term debt was issued restrict, and in some cases significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. However, the limitations set forth in such indentures are subject to a number of important qualifications and exceptions. In particular, while the indentures restrict our ability to incur additional indebtedness, they permit us and our subsidiaries to, among other things, incur an unlimited amount of secured indebtedness to finance telecommunications assets and build-out. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.


UNCERTAINTIES ASSOCIATED WITH LIMITED OPERATING HISTORY

         We commenced operations in 1991, and, therefore, have only a limited operating history upon which you can evaluate our business. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties frequently encountered by companies in their early stage of development. Furthermore, the liberalization of Western European telecommunications regulation since January 1, 1998 has dramatically changed the telecommunications market in a number of the European Union member states in which we operate.


SUBSTANTIAL NET LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS

         We have experienced net losses and negative earnings before interest, taxes, depreciation and amortization since we commenced operations. In addition, we have also experienced significant increases in capital expenditures and expenses associated with the development and expansion of our network. We expect to incur operating and net losses, and negative earnings before interest, taxes, depreciation and amortization and negative cash flow from operating activities until at least the year 2000. However, our negative earnings before interest, taxes, depreciation and amortization and negative cash flows are likely to continue beyond the year 2000 if we extend expansion plans, if retail prices decline faster than anticipated, interconnection rates and wholesale prices paid by us do not decline as quickly as anticipated or because of any of the other risks described herein. Accordingly, we cannot assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet working capital or future debt service requirements which would have a material adverse effect on our business, financial condition and results of operations. See "- Substantial Capital Requirements" and "- Variability of Operating Results."

RISKS ASSOCIATED WITH THE VIATEL NETWORK

          Our success is dependent, in part, on our ability to continue to expand our network and on our ability to provide seamless technical operation of our network. Furthermore, as we continue to expand our network to increase its capacity and reach, we will face increasing demands and challenges including (1) effectively managing the construction of new fiber routes, obtaining any necessary rights-of-way and required licenses for such construction and completing any such construction on budget and on time, (2) increasing traffic volume on our network and (3) selling indefeasible rights-of-use and other capacity on the network. If the costs of construction projects significantly exceed our budget for those projects, we may be required to obtain additional financing or to abandon or curtail portions of such projects. If we encounter construction delays, we will not be able to route our traffic over these owned facilities as soon as we hope, which will, for some period of time, have a detrimental effect on our ability to increase traffic volumes and gross margins. In addition, construction delays associated with these rings could negatively affect our ability to sell indefeasible rights-of-use or capacity to other carriers. Our network is subject to several risks which are outside of our control, such as the risk of damage to software and hardware resulting from fire, power loss, natural disasters and general transmission failures caused by a number of additional factors. Any failure of our network or other systems or hardware that causes significant interruptions to our operations could have a material adverse effect on our business, financial condition and results of operations. Our operations are also dependent on our ability to successfully integrate new and emerging technologies and equipment into the network, which could increase the risk of system failure and result in further strains upon our network. We attempt to minimize customer inconvenience in the event of a system disruption by routing traffic to other circuits and switches which may be owned by other carriers. However, prolonged or significant system failures, or difficulties for customers in accessing and maintaining connection with our network, could seriously damage our reputation and result in customer attrition, reduced margins and financial losses. Additionally, any damage to our switching centers in New York, New York, Somerset, New Jersey or London, England (of which there are two) could have a material adverse effect on our ability to monitor and manage the network operations and generate accurate call detail reports.

         The expansion and development of our network will entail the significant expenditure of resources in projecting growth in traffic volume and routing preferences and determining the most cost effective means of growing the network, for example, through variable or fixed lease arrangements, the purchase of indefeasible rights-of-use or minimum investment units on digital fiber optic cables or digital microwave equipment, or the construction of transmission infrastructure. Failure to project traffic volume and route preferences correctly or to determine the optimal means of expanding our network would result in less than optimal utilization of our network and could have a material adverse effect on our business, financial condition and results of operations.

          We are aware that certain long distance carriers and consortia are expanding capacity in Europe and believe that other long distance carriers, as well as potential new entrants, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers, are considering the construction of new fiber optic and other long distance transmission networks. For example, the Ulysses cable system owned by MCI WorldCom and the Hermes Europe Railtel B.V cable system connect cities that will be linked by our network. In addition, Level 3 Communications, British Telecom, Global Crossing and KPN/Qwest have announced their plans to construct fiber optic networks in Europe. As a result, there has been pricing pressure with respect to sales of indefeasible rights-of-use and capacity on our network and transmission of calls between connected cities. Such price competition is expected to continue and further price competition could have a material adverse effect on our business, financial condition and results of operations. Since the cost of the actual fiber is a relatively small portion of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium-term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable, which will add to available supply and thereby create additional pricing pressure. Demand for transmission capacity in the United States has recently been fueled by businesses seeking data transmission capacity. European businesses are not currently using data transmission to the same extent as U.S. businesses due to higher costs. If European businesses do not substantially increase their demand for data services, our ability to utilize our network will be adversely affected. In addition, we intend to sell indefeasible rights-of-use and capacity in our network to other carriers, which will result in competitors having capacity on various routes along our network, which in turn will result in pricing pressures with respect to traffic carried along these routes. If industry capacity expansion results in capacity that exceeds overall demand in general or along any of our routes, severe additional pricing pressure could develop.

SUBSTANTIAL CAPITAL REQUIREMENTS

          We currently have budgeted approximately $530.0 million for the construction of transmission infrastructure. However, we cannot assure you that actual costs of these costruction projects will not substantially exceed our budget for such projects. Future sources of financing may include additional public and private debt and equity offerings, project financing, equipment financings and the sale of indefeasible rights-of-use or capacity in our network. We cannot assure you that additional financing arrangements will be available to us on acceptable terms. Moreover, the amount of our substantial total outstanding indebtedness may adversely affect our ability to raise additional funds.

         We believe that available cash, project financing, equipment financing and the sale of indefeasible rights-of-use and capacity on our network will provide sufficient funds for us to expand our business as planned and to fund our operating losses for at least the next 12 to 18 months. However, the actual amount of our future capital requirements will depend on a number of factors, including:

                  -   the success of our business;
                  -   the start-up dates for new tranmission infrastructure;
                  -   the rate at which we further expand our network;
                  -   the types of services that we offer;
                  -   staffing levels;
                  -   acquisitions and customer growth; and
                  - other factors that are not within our control, including competitive conditions, government regulatory developments and capital costs.

         In the event that our plans or assumptions change or prove to be inaccurate or available cash, project financing, equipment financing and proceeds from the sale of indefeasible rights-of-use and capacity on our network prove to be insufficient to fund our growth in the manner and at the rate currently anticipated, we may be required to delay or abandon some or all of our development and expansion plans or we may be required to seek additional sources of financing earlier than currently anticipated.

COMPETITION

         Competitive pricing policies have created substantial pressure on our gross margins. Our success depends upon our ability to compete with other telecommunications providers in each of our markets. These providers include the incumbent telecommunications operator in each country in which we operate, global alliances among some of the world's largest telecommunications carriers, such as "Global One" (Sprint, France Telecom and Deutsche Telekom) and an alliance between MCI Worldcom and Telefonica de Espania, and new entrants, such as alternative carriers, Internet backbone networks and other service providers. Other potential competitors include cable communications companies, wireless telephone companies, electric and other utilities with rights-of-way, railways, microwave carriers and large end-users which have private networks. The intensity of competition and price declines have increased over the past several years and we believe that such competition and price declines will continue to intensify, particularly in Western Europe, as other providers obtain operative connectivity. Many of our current and potential competitors have substantially greater financial, marketing and other resources than us. If our competitors devote significant additional resources to the provision of international or national long distance telecommunications services to our target customer base of small and medium-sized businesses, such action could have a material adverse effect on our business, financial condition and results of operations and we cannot assure you that we will be able to compete successfully.

         Customers in most of our current and targeted European markets are not accustomed to obtaining services from competitors to incumbent telecommunications operators and may be reluctant to use emerging telecommunications providers, such as Viatel. In particular, our target customer base of small and medium-sized businesses with significant international calling needs, may be reluctant to entrust their telecommunications needs to new operators that are believed to be unproven. In addition, in continental Europe, certain of our competitors (including the incumbent telecommunications operators) provide potential customers with a broader range of services than we currently offer.

         Competition for customers in the telecommunications industry is primarily based on price and quality of services offered. We price services primarily by offering discounts to the prices charged by incumbent telecommunications operators and other major competitors. However, prices for international long distance calls have decreased substantially over the past few years in the markets in which we currently maintain operations or in which we expect to establish operations. Some of our larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which we operate or expect to operate. It appears that incumbent telecommunications operators in Western Europe are responding to deregulation more rapidly and aggressively than occurred after deregulation in the United States and the United Kingdom. We expect that prices for our services will continue to decrease for the foreseeable future and that incumbent telecommunications operators and other dominant telecommunications providers will continue to improve their product offerings. The improvement in product offerings and service provisions by the incumbent telecommunications operators could similarly have a material adverse effect on our competitiveness to the extent that the we are unable to provide similar levels of offerings and services. If the incumbent telecommunications operator in any jurisdiction uses its competitive advantages to their fullest extent, our operations in such jurisdiction would be adversely affected. Furthermore, the marginal cost of carrying calls over fiber optic cable is extremely low. As a result, certain industry observers have predicted that, within a few years, there may be dramatic and substantial price reductions and that long distance calls will not be significantly more expensive than local calls. In addition, certain carriers are implementing plans to offer telecommunications services over the Internet at substantially reduced prices. Any price competition could have a material adverse effect on our business, financial condition and results of operations.

         We believe that incumbent telecommunications operators generally have certain competitive advantages that we and other competitors do not have due to their control over local connectivity. We currently rely on the incumbent telecommunications operators for access to the public switched telephone network and the provision of leased lines, and the failure of the incumbent
telecommunications   operators  to  provide  such  access  or  leased  lines  at reasonable pricing or within a reasonable time frame could have a material adverse effect on our business, financial condition and results of operations. The reluctance of some national regulators to provide operative interconnection as a result of their failure to grant regulatory approvals, provide necessary provisioning and enforce access to such operators' networks and essential facilities could have a material adverse effect on our competitive position. We cannot assure you that we will be able to compete effectively in any of these markets.

SUBSTANTIAL GOVERNMENT REGULATION

         OVERVIEW. National and local laws and regulations governing the provision of telecommunications services differ significantly among the countries in which we currently operate and intend to operate. The interpretation and enforcement of such laws and regulations varies and could limit our ability to provide certain telecommunications services in certain markets. We cannot assure you that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable laws and regulations, or that other regulatory activities will not have a material adverse effect on our business, financial condition and results of operations.

         INTERNATIONAL TRAFFIC. Under the World Trade Organization Basic Telecom Agreement (the "WTO Agreement"), concluded on February 15, 1997, 69 countries comprising 95% of the global market for basic telecommunications services agreed to permit competition from foreign carriers. In addition, 59 of these countries have subscribed to specific procompetitive regulatory principles. The WTO Agreement became effective on February 5, 1998 and has been implemented, to varying degrees, by the signatory countries. We believe that the WTO Agreement will increase opportunities for us and our competitors. However, we cannot assure you that the WTO Agreement will result in beneficial regulatory liberalization in all signatory countries.

         On November 26, 1997, the Federal Communications Commission adopted the Foreign Participation Order to implement the U.S. obligations under the WTO Agreement. In this order, the Federal Communications Commission adopted an open entry standard for carriers from World Trade Organization member countries, generally facilitating market entry for such applicants by eliminating certain existing tests. These tests remain in effect, however, for carriers from non-World Trade Organization member countries. Petitions for reconsideration of the Foreign Participation Order are pending at the Federal Communications Commission.

         International carriers serving the United States, including the Company, remain subject to the Federal Communications Commission's international settlement policies, including rules adopted by the Federal Communications
Commission regarding international settlement rates which became effective on January 1, 1998. The international accounting rate system allows a U.S. facilities-based carrier to negotiate an "accounting rate" with a foreign carrier for handling each minute of international telephone service. Each carrier's portion of the accounting rate, usually one-half, is referred to as the settlement rate. The international settlement rates order generally requires U.S. facilities-based carriers to negotiate settlement rates with their foreign correspondent at no greater than Federal Communications Commission-established "benchmark" prices. Historically, international settlement rates have vastly exceeded the cost of terminating telecommunications traffic. In addition, the international settlement rates order imposed new conditions upon certain carriers, including the Company. First, the Federal Communications Commission conditioned facilities-based authorizations for service on a route on which a carrier has a foreign affiliate upon the foreign affiliate offering all other U.S. carriers a settlement rate at or below the relevant benchmark. Our foreign affiliates in the United Kingdom, Germany, France and The Netherlands satisfy this condition. Second, the Federal Communications Commission conditioned any authorization to provide switched services over either facilities-based or resold international private lines upon the condition that at least half of the facilities based international message telephone service traffic on the subject route is settled at or below the relevant benchmark rate. This condition applies whether or not the licensee has a foreign affiliate on the route in question. In the foreign participation order described above, however, if the subject route does not comply with the benchmark requirement, a carrier can demonstrate that the foreign country provides "equivalent" resale opportunities. Accordingly, since the February 9, 1998 effective date of the Foreign Participation Order, we have been permitted to resell private lines for the provision of switched services to any country that either has been found by the Federal Communications Commission to comply with the benchmarks or has been determined to be equivalent. We, however, remain subject to prior Federal Communications Commission approval in order to provide resold private lines to any country in which we have an affiliated carrier that has not been found by the Federal Communications Commission to lack market power. Many parties have appealed the international settlement rates order to the U.S. Court of Appeals for the D.C. Circuit or have filed petitions for reconsideration with the Federal Communications Commission. On January 12, 1999, the U.S. Court of Appeals for the D.C. Circuit issued an order resolving this appeal, upholding the international settlement rates order in all respects. The appellants now have the option of requesting that the case be heard by the U.S. Supreme Court. The petition for reconsideration is still pending at the Federal Communications Commission. We cannot predict the outcome of these proceedings and their possible impact on the Company.

          Increasing regulatory liberalization in many countries' telecommunications markets now permits more flexibility in the way we can route calls. Although certain Federal Communications Commission rules limit the way in which some international calls can be routed, we do not believe that our network configuration, specifically the way in which traffic is routed through our facilities in the UK, is specifically prohibited by, or undermines in any way the intent of, these rules. It is possible, however, that the Federal Communications Commission could find that our network configuration violates these rules. If we were found to be in violation of these routing restrictions, and if the violation was sufficiently severe, it is possible that the Federal Communications Commission could impose sanctions and penalties upon the Company.

          CALL REORIGINATION. In addition, outside the European Union we provide a small number of customers with access to services through the use of call reorigination. A substantial number of countries have prohibited certain forms of call reorigination. We cannot assure you that certain of our services and transmission methods will not be or not become prohibited in certain jurisdictions and, depending on the jurisdictions, services and transmission methods affected, there could be a material adverse effect on our business, financial condition and results of operations.

         UNSETTLED NATURE OF REGULATORY ENVIRONMENT. We have pursued and expect to continue to pursue a strategy of providing our services to the maximum extent we believe permissible under applicable laws and regulations. Our provision of services in Western Europe may also be affected if any European Union member state imposes greater restrictions on non-European Union international service than on such service within the European Union. We cannot assure you that the United States or foreign jurisdictions will not adopt laws or regulatory requirements that will adversely affect us. Additionally, we cannot assure you that future United States or foreign regulatory, judicial or legislative changes will not have a material adverse effect on us or that regulators or third parties will not raise material issues with regard to our compliance with applicable laws or regulations. If we are unable to provide the services we are presently providing or intend to provide or to use our existing or contemplated transmission methods, due to our inability to receive or retain formal or informal approvals for such services or transmission methods, or for any other reason related to regulatory compliance or the lack thereof, such events could have a material adverse effect on our business, financial condition and results of operations.

         Since January 1, 1998, we, as well as our U.S. competitors, have been required by the Federal Communications Commission to make contributions to a universal service fund to subsidize telecommunications services for low-income persons, schools and libraries, and rural health care providers. These contributions are based upon our gross revenues. There can be no assurance that we will be able fully to pass the cost of these contributions on to our customers or that doing so will not result in a loss of customers.

          EUROPEAN IMPLEMENTATION. The national governments of the European Union member states were required to pass legislation to liberalize the telecommunications markets within their countries to give effect to European Commission directives. Although most of the member states have now implemented the required legislation, they have done so on an inconsistent, and sometimes unclear, basis. In addition, the legislation and/or its implementation has, in certain circumstances, imposed significant obstacles on the ability of carriers to proceed with the necessary licensing process. Such barriers include requirements  that carriers post significant  bonds,  make  significant  capital commitments to build infrastructure, complete extensive application documentation and pay significant license fees. Implementation has also been slow in certain member states as a result of such member state's failure to dedicate the resources necessary to have a functioning regulatory body in place. The above factors and other potential obstacles associated with the effective implementation of liberalization could have a material adverse effect on our operations by preventing us from expanding our operations either as quickly or as currently intended, as well as a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH MANAGEMENT AND IMPLEMENTATION OF GROWTH STRATEGY

         Our rapid and continued growth has placed, and is expected to continue to place, a significant strain on our administrative, operational and financial resources and has increased demands on our systems and controls. In addition, we cannot assure you that we will be able to successfully add services or expand our geographic markets or that existing regulatory barriers to our current or future operations will be reduced or eliminated. As we increase our services and expand our geographic markets, there will be additional demands on our customer support, sales and marketing and administrative resources and network infrastructure. We cannot assure you that our administrative, operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth or that we will be able to successfully attract, train and manage additional employees. The failure to continue to upgrade our administrative, operating and financial control systems and infrastructure or the occurrence of unexpected expansion difficulties could have a material adverse effect on our business, financial condition and results of operations. See "- Dependence on Effective Information Systems; Year 2000 Technology Risks."

RISK ASSOCIATED WITH CONVERSION TO THE "EURO"; RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND FOREIGN EXCHANGE RATE RISKS

         In January 1999, a new currency called the "euro" was introduced in eleven of the fifteen European Union member states. There is a three-year phase-in period for the euro, and by January 2002 the participating European Union member states are expected to operate with the euro as their single currency. Some of the rules and regulations with regard to the euro have yet to be promulgated and completed by the European Commission. Although our management does not believe that the conversion to the euro will have a material or adverse impact on our business, they have not completed their assessment of the effect that the introduction of the euro will have on our business, financial conditions and results of operations.

         There are certain risks inherent in conducting an international business. Such risks include, among others:

          - regulatory limitations restricting or prohibiting the provision of our services;
          - unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;
          -    difficulties in staffing and managing foreign operations;
          -    longer payment cycles;
          -    problems in collecting accounts receivable;
          -    political risks;
          - fluctuations in currency exchange rates and the conversion to the "euro" by several members of the European Union;
          - foreign exchange controls which restrict or prohibit repatriation of funds;
          -    technology export and import restrictions or prohibitions;
          -    delays from custom's brokers or government agencies;
          - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and
          - potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws.

         If any of these risks materialize, our business, financial condition and results of operations could be materially and adversely affected.

         Since our inception in 1991, we have invested heavily in developing our ability to provide international telecommunications services within Western Europe and other deregulating markets and in developing and expanding our market presence, including entering into the national long distance telecommunications markets in Belgium, France, Germany, Italy, The Netherlands, and Spain. Our payment obligations with respect to our outstanding indebtedness are denominated in U.S. Dollars and the euro, but certain of our revenues are denominated in Sterling. Any appreciation in the value of the U.S. Dollar or the euro relative to the Sterling could have a material adverse effect on our ability to make payments on such obligations. We do not currently use financial hedging transactions, although in the future we may elect to manage the exchange rate exposure presented by our euro denominated obligations. We cannot provide any assurance that exchange rate fluctuations will not have a material adverse effect on our ability to make payments on our outstanding indebtedness. In addition, we cannot assure you that the laws or administrative practices relating to taxation, foreign exchange or other matters in countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.


RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

         We may seek to acquire customer bases and businesses from, make investments in, or enter into strategic alliances with, other companies. Any future acquisitions, investments, strategic alliances or related efforts will be accompanied by the risks commonly encountered in such transactions. Such risks include, among others:

          -    the difficulty of identifying appropriate acquisition candidates;
          - the difficulty of assimilating the operations and personnel of the acquired entities;
          -    the potential disruption of our ongoing business;
          -    the inability of  management  to capitalize on the  opportunities presented by acquisitions, investments or strategic alliances;
          -    the  failure to  successfully  incorporate  licensed  or acquired technology and rights into our services;
          - the failure to maintain uniform standards, controls, procedures and policies; and
          - the impairment of relationships with employees as a result of changes in management and ownership.

          Additionally, in connection with an acquisition, we may experience rates of customer attrition that are significantly higher than the rate of customer attrition which we generally experience. Further, to the extent that any such transaction involves customer bases or businesses located outside the United States, the transaction would involve the risks associated with international operations. We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, investments or strategic alliances. See "- Risks Associated with the Viatel Network" and "- Risks Associated with International Operations and Foreign Exchange Rate Risks".

RAPIDLY CHANGING INDUSTRY, TECHNOLOGY AND CUSTOMER REQUIREMENTS;
SIGNIFICANT PRICE DECLINES

         The telecommunications industry is changing rapidly due to, among other factors, (1) liberalization, (2) privatization of incumbent telecommunications operators, (3) technology and customer requirements, (4) significant price declines, (5) technological improvements, (6) expansion of telecommunications infrastructure and (7) the continued globalization of the world's economies and free trade. Such changes may happen at any time and can significantly affect our operations from period-to-period. We cannot assure you that one or more of these factors will not have unforeseen effects which could have a material adverse effect on the Company. Also, we cannot assure you, even if these factors turn out as anticipated, that we will be able to implement our strategy or that our strategy will be accepted in this rapidly evolving market.

         The telecommunications industry is characterized by rapid and significant technological advancements, introductions of new products and services utilizing new technologies and broadband applications, increased availability of transmission capacity and increased utilization of the Internet for voice and data transmission. As new technologies develop, we may be placed at a competitive disadvantage and competitive pressures may force us to implement such new technologies at substantial cost. In addition, competitors may implement new technologies before we are able to implement such technologies, allowing such competitors to provide enhanced services and superior quality compared to those provided by us. We cannot assure you that we will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by us, or which we may implement in the future, may not be preferred by our customers or may become obsolete. If we are unable to respond to competitive pressures, implement new technologies on a timely basis, penetrate new markets in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced services offered by us do not achieve a significant degree of market acceptance, any such event could have a material adverse effect on our business, financial condition and results of operations.

          Prices for international long distance calls were historically kept artificially high in part by above-cost international settlement rates which allowed carriers to enjoy high gross margins on international calls. However, many observers believe that, given the negligible marginal cost to a facilities-based carrier of carrying an international call and given the emergence of competition in many countries, the international settlement rate system is in the process of collapsing and that the price of international calls will not be sufficiently more expensive than domestic long distance calls. In addition, the European Union Interconnection Directive, which became effective in January 1998, requires European Union operators with significant market power to charge cost-based and non-discriminatory prices for transmission of cross-border traffic. This has had an effect on settlement rates with countries and territories outside the European Union and may contribute to the collapse of the international settlement rate system. For the foregoing reasons, during 1998 and the first six weeks of 1999 substantial price reductions were reflected in international rates, particularly the rates charged for calls between countries where competition exists. This represents a steep decline from rates charged for such calls as recently as several years ago and we expect rates on international calls, particularly between the United States and Western Europe, to continue to decline significantly. Furthermore, the Federal Communications Commission has adopted the international settlement rate order, which is designed to bring downward pressure on international telephone rates by requiring U.S. carriers to pay lower settlement rates to their correspondent foreign carriers.

         Industry observers predict that telephone charges will be less affected by the distance a call is carried, particularly with the possible increased use of voice services over the internet. As a consequence, if we are unable to effectively implement our strategy of owning, rather than leasing, facilities, we could experience a substantial reduction in gross margin on international calls which, absent a substantial increase in billable minutes of traffic carried or charges for additional services, would have a material adverse effect on our business, financial condition and results of operations. In addition, during 1998 a number of incumbent telecommunications operators took steps to substantially reduce retail prices, in excess of reductions in wholesale prices, in an effort to protect their market and deter competitors, such as us. See "- Competition."

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISKS

         To efficiently produce customer bills in a timely manner, we must record and process millions of call detail records quickly and accurately. While we believe that our billing and information systems are currently sufficient for our operations, such systems will require enhancements and ongoing investments, particularly as volume increases. We cannot assure you that we will not encounter difficulties in enhancing our systems or integrating new technology into our systems. Our failure to implement any required system enhancement, to acquire new systems or to integrate new technology in a timely and cost effective manner could have a material adverse effect on our business, financial condition and results of operations.

         The year 2000 issue is the result of computer programs, microprocessors and embedded date reliant systems using two digits rather than four to define the applicable year. If such programs are not corrected, such date sensitive computer programs, microprocessors and embedded systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions in operations. In an effort to assess our year 2000 state of readiness, during 1997 we began performing a complete inventory assessment of all of our information technology and non-information technology systems, the vast majority of which have either been developed or purchased by us within the past four years. Based on our review to date, we believe that the vast majority of our existing systems are year 2000 compliant. However, we cannot provide any assurance until the year 2000 occurs that such is the case. With regard to systems which are not currently year 2000 compliant, we are actively replacing such systems to ensure our ability to continue to meet our internal needs and the requirements of our customers. We currently anticipate that the upgrade or modification of such non-compliant systems will be completed during the first half of 1999. We have also initiated formal communications with the key carriers and other vendors on which our operations and infrastructure are dependent to determine the extent to which we are susceptible to a failure resulting from such third parties' inability to remediate their own year 2000 issues. We cannot assure you that the carriers and other vendors on which our operations and infrastructure rely are or will be year 2000 compliant in a timely manner. Interruptions in the services provided to us by these third parties could result in disruptions in our services. Depending upon the extent and duration of any such disruptions and the specific services affected, such disruptions could have a material adverse affect on our business, financial condition and results of operations. In addition, disruptions in the economy generally resulting from year 2000 issues could also have a material adverse affect on us. We could be subject to litigation resulting from any disruption in our services. The amount and potential liability or lost revenue cannot be reasonably estimated at this time.


RELIANCE ON THIRD PARTIES FOR LEASED CAPACITY AND INTERCONNECTION ARRANGEMENTS

         Other than our fiber ring which connects London, Paris, Brussels, Antwerp and Rotterdam and indefeasible rights-of-use and minimum investment units which we own in certain digital fiber optic cables, we do not currently own any other telecommunications transmission lines. As a result, we are generally not able to terminate calls over our own network and are currently dependent upon other facilities-based carriers, virtually all of which are our competitors. We currently lease transmission lines from the respective incumbent telecommunications operator in each country in which we operate. In addition, our ability to access customers and effectively utilize our network is dependent upon our ability to secure operative interconnection agreements, providing access and egress into and from the public switched telephone network, with the respective incumbent telecommunications operator in each market in which we operate. We currently have interconnection agreements with Cable & Wireless and British Telecom in the United Kingdom, France Telecom in France, KPN in The Netherlands, Infostrada in Italy and Deutsche Telekom in Germany, and expect to secure additional interconnection agreements in certain other European Union member states in which we operate. Difficulties or delays in obtaining necessary operative interconnections in a satisfactory or timely manner may significantly delay or prevent the maximum utilization of our network which could have a material adverse effect on Viatel.

          Notwithstanding our fiber ring connecting London, Paris, Brussels, Antwerp and Rotterdam, we currently lease capacity for point-to-point circuits with fixed monthly payments and buy minutes of use pursuant to agreements with maximum twelve-month terms and are vulnerable to changes in our lease arrangements, capacity limitations and service cancellations. These lease arrangements present us with high fixed costs, while revenues generated by the utilization of these leases will vary based on traffic volume and pricing. Accordingly, if we are unable to generate sufficient traffic volume over particular routes or are unable to charge appropriate rates, we could fail to generate revenue sufficient to meet the fixed costs associated with the lease and may incur negative gross margins with respect to such routes. Although we believe that our arrangements and relationships with other carriers generally are satisfactory, the deterioration or termination of our arrangements and relationships with one or more carriers could have a material adverse effect on our cost structure, service quality, network coverage, financial condition and results of operations.

DEPENDENCE ON CARRIER CUSTOMERS

         Viatel derives a significant portion of its revenues from a relatively small number of carrier customers. Accordingly, the loss of revenue from one or more carrier customers could have a material adverse effect upon our business, financial condition and results of operations.

         Carrier customers are extremely price sensitive, generate relatively low margin business and often choose to move their business based solely on small price changes. In addition, smaller carrier customers generally are perceived in the telecommunications industry as presenting a higher risk of payment delinquency or non-payment than other customers. While we believe that our credit criteria enables us to reduce our exposure to the higher payment risks generally associated with carrier customers, we cannot assure you that such criteria will afford adequate protection against such risks.


DEPENDENCE ON KEY PERSONNEL

         The success of our business will depend, to a significant extent, upon the abilities and continued efforts of our senior management, and particularly upon the abilities and efforts of Michael J. Mahoney, our Chairman, Chief Executive Officer and President. We do not currently have employment agreements with any executive officer other than Mr. Mahoney, Allan L. Shaw, our Senior Vice President of Finance and Chief Financial Officer, and Sheldon M. Goldman, our Senior Vice President, Business Development and General Counsel. Except for a $3.0 million "key-man" life insurance policy which we obtained on the life of Mr. Mahoney, we do not maintain and do not contemplate obtaining such life insurance policies on any of our employees. Our success also will depend on our ability to attract, retain and motivate qualified management, marketing, technical and sales executives and other personnel who are in high demand and are often subject to competing employment opportunities. In addition, the labor market for software engineers and central office technicians has been extremely competitive recently and we may lose key employees or be forced to increase their compensation. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be successful in attracting, retaining and motivating such personnel.

CONTROL BY PRINCIPAL STOCKHOLDERS

         To our knowledge, as of December 31, 1998, COMSAT Investments, Inc., S-C V-Tel Investments and Martin Varsavsky controlled, in the aggregate, approximately 32% of our outstanding common stock and Mr. Varsavsky individually beneficially owned 15% of such shares. To the extent that these stockholders exercise their voting rights in concert, they will have the power to influence the election of Directors and the outcome of most matters requiring stockholder approval. In addition, without the consent of these stockholders, we could be prevented from entering into certain transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the price at which the stock is trading on Nasdaq.

POSSIBLE LIMITATIONS ON NET OPERATING LOSS CARRY FORWARDS

         As of December 31, 1997, we had unused United States federal and foreign income tax net operating loss carryforwards of approximately $94.7 million. Such net operating loss carryforwards begin to expire in the year 2007.

         As a result of an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended, in October 1996, certain of our net operating loss carryforwards from periods before such time are subject to annual limitations. Section 382 of the Internal Revenue Code imposes limitations with respect to the carryforward of net operating losses by a corporation that experiences a more-than-50 percent ownership change over a three-year period (or over a shorter period if there has been a prior ownership change within the immediately preceding three-year period). In general, if such an ownership change occurs, Section 382 of the Internal Revenue Code limits the amount of the net operating losses carried over from pre-ownership change years that can be used in any post-ownership change year to an amount equal to the product obtained by multiplying (1) the value of the corporation's capital stock (with certain adjustments) at the time of the ownership change and (2) an interest rate determined by the Internal Revenue Service for the month of the ownership change.

         It is possible that the issuance of the shares contemplated by this Prospectus, when combined with subsequent direct and indirect changes in the ownership of the Company's capital stock within the relevant testing period, could result in a more-than-50 percent ownership change and substantially restrict the Company's subsequent use of its then unused net operating loss carryforwards.

         We will be required to pay U.S. federal income tax in any year in which our taxable income exceeds the amount of each of the net operating loss carryforwards limited by Section 382 of the Internal Revenue Code, plus the aggregate net operating loss carryforwards from years after an ownership change. To the extent that we do not use the full amount of our limited net operating loss carryforwards in any year, such unused portion can be used to increase the net operating loss carryforward limitation for subsequent years prior to the expiration of the net operating loss carryforwards subject to the limitation.

VARIABILITY OF OPERATING RESULTS

         Our quarterly operating results have fluctuated in the past, primarily as a result of the evolution of our business, and may fluctuate significantly in the future as a result of a variety of factors, including:

          -    pricing changes in the industry;
          - changes in the mix of services sold or channels through which those services are sold;
          - changes in user demand, customer terminations of service, capital expenditures and other costs relating to the expansion of our network;
          -    the start-up of three phases of the Circe Network;
          - the timing and costs of any acquisitions of customer bases and businesses, services or technologies;
          -    the timing and costs of marketing and advertising efforts;
          -    the effects of government  regulation and regulatory changes; and
          -    specific economic conditions in the telecommunications industry.

Such variability could have a material adverse effect on our business, financial condition and results of operations. Any significant shortfall in demand for our services in relation to our expectations, or the occurrence of any other factor which causes revenue to fall significantly short of our expectations, would also have a material adverse effect on our business, financial condition and results of operations. In addition, the uncertainty of revenue growth coupled with substantial planned increases in operating expenses and the continued evolution in our transmission methodology from switchless resale to use of our network may result in substantial quarterly fluctuations in our operating results. See "-- Limited Operating History; Substantial Net Losses and Negative Cash Flow from Operations."

ANTI-TAKEOVER CONSIDERATIONS

         Viatel's Certificate of Incorporation and By-laws include certain provisions which are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control, unless such takeover or change in control is approved by our Board of Directors, even though such a transaction may offer the holders of our common stock the opportunity to sell such shares of our common stock at a price above the prevailing market price. Such provisions may also render the removal of directors and management more difficult. Specifically, the Certificate of Incorporation and By-laws provide for a classified Board of Directors serving staggered, three-year terms and certain advance notice requirements for stockholder nominations of candidates for election to our Board of Directors and certain other stockholder proposals. Such provisions could limit the price that certain persons might be willing to pay in the future for shares of our common stock. In addition, the Board of Directors could authorize the issuance of additional shares of our Preferred Stock, which shares, depending upon the rights, designations, preferences, qualifications, limitations, and restrictions thereof, may have the effect of delaying, deterring or preventing a change in control or may otherwise adversely affect the interests of holders of our common stock. In addition, certain provisions of the Delaware General Corporation Law prevent certain stockholders from engaging in business combinations with the Company, subject to certain exceptions.

         The indentures pursuant to which the vast majority of our outstanding indebtedness was issued provide that, upon the occurrence of certain specified events, we will be required to make an offer to purchase all of the indebtedness outstanding under such indentures at the purchase price stated therein. However, our ability to repurchase such indebtedness upon the occurrence of such events may be limited by the terms of other existing contractual obligations. In addition, we cannot assure you that, in the event of a triggering event, we will have, or will have access to, sufficient funds to repurchase such indebtedness. If we fail to repurchase all of indebtedness tendered for purchase upon the occurrence of a triggering event, such failure will constitute an Event of Default under the indentures. Further, pursuant to the terms of our Salary and Benefits Continuation Program salaried employees with at least one year of consecutive service with us may be entitled to receive a payment of a salary continuation benefit if their employment is involuntarily terminated under conditions specified in the program within one year after certain specified events. Maximum benefits currently payable under the Program in the event of a triggering event are limited to three months' base salary, plus two additional weeks of salary for each completed year of service. In addition, the employment agreements between the Company and each of Messrs. Mahoney, Shaw and Goldman contain provisions which require us to make certain payments to such officers in certain instances if employment is terminated following certain specified events. Finally, our Amended Stock Incentive Plan provides that outstanding options, restricted stock or stock appreciation rights held by certain members of management vest in their entirety and become exercisable, and as with respect to restricted stock, are released from restrictions on transfer and repurchase rights in event of certain corporate transactions.

VOLATILITY OF MARKET PRICE OF COMMON STOCK

         Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of our common stock, variations in our operating results and the difference between actual results and the results expected by investors and securities analysts. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations also may adversely affect the market price of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of shares of our common stock in the public market, or even the potential for such sales, could adversely affect the prevailing market price of our common stock and impair our ability to raise additional capital through the sale of equity securities.

                                   THE COMPANY


         GENERAL. Viatel is a rapidly growing, facilities-based, global provider of telecommunications services, primarily to small and medium-sized businesses, carriers and resellers. The Company currently operates one of the largest alternative Pan-European networks, with international gateway switching centers in New York, New York and London, England, network points of presence in 30 cities, direct sales forces in nine Western European cities and indirect sales offices in more than 100 additional locations in Western Europe. The Company offers a broad array of competitively priced, value-added services and voice telephony to more than 230 countries and territories worldwide.

         SERIES A PREFERRED STOCK AND SUBORDINATED  CONVERTIBLE  DEBENTURES.  On
April 8, 1998, the Company issued and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, (i) 500,000 units, each of which consisted of one 12.50% Senior Discount Note Due 2008 and .490 of a share of 10% Redeemable Convertible Series A Preferred Stock ("Series A Preferred Stock"); (ii) 400,000 units, each of which consisted of one 11.25% Senior Note Due 2008 and .483 of a share of Series A Preferred Stock; (iii) 226,000 units, each of which consisted of one DM denominated 12.40% Senior Discount Note Due 2008 and 2.77 10% Subordinated Convertible Debentures due 2011 (the "Subordinated Debentures"); and (iv) 178,000 units, each of which consisted of one DM denominated 11.15% Senior Note Due 2008 and 2.69 Subordinated Debentures.

         As required by the terms of the April 8, 1998 offering, in August 1998 the Company commenced a registered exchange offer pursuant to which it offered to exchange each series of unregistered notes issued in the offering for an issue of notes with terms identical to each such series of notes. Upon effectiveness of such registration statement, the units automatically separated into their constituent parts.

         The Registration Statement of which this Prospectus is a part was filed pursuant to the terms of the Conversion Shares Registration Rights Agreement, dated April 3, 1998, between the Company and the initial purchasers of the units, which requires that on or prior to April 8, 1999 the Company file and cause to be effective a shelf registration statement with respect to issuances of our common stock upon conversion of the Series A Preferred Stock and Subordinated Debentures. Subject to certain "blackout periods," the Company is required to keep the Registration Statement effective for two years or, if earlier, when all the Series A Preferred Stock and Convertible Debentures have been convertible into shares of our common stock.

         The Series A Preferred Stock and the Subordinated Debentures are mandatorily convertible into shares of our common stock if the per share closing price of the common stock for any 20 consecutive trading days during the twelve months ended April 15, 1999, April 15, 2000, April 15, 2001, April 15, 2002 or April 15, 2003, exceeds $26.40, $32.30, $38.20, $44.10 or $50.00, respectively;
provided that no such conversion may occur (i) until April 8, 1999 and until the Registration Statement becomes effective and (ii) unless the price of our common stock on the conversion date exceeds the relevant price listed above.

         In addition, the Series A Preferred Stock and the Subordinated Debentures may be converted at the option of the holder, at any time after April 8, 1999 at a conversion price of $13.20 per share of common stock, in the case of the Series A Preferred Stock, and DM 24.473 per share of common stock, in the case of the Subordinated Debentures, in each case subject to certain adjustments.


                                 USE OF PROCEEDS

         We  will  not  receive  any  proceeds   from  the   conversion  of  the
Subordinated Debentures or the Series A Preferred Stock by the holders thereof.

                              PLAN OF DISTRIBUTION

         This Prospectus registers 6,824,249 shares of common stock to be issued upon the conversion of the Subordinated Debentures and the Series A Preferred Stock by the holders thereof.

         Upon conversion of the Subordinated Debentures and the Series A Preferred Stock, the holders shall receive registered common stock from the Company, which may be sold in any one or more transactions on the Nasdaq Stock Market, or any exchange on which the common stock may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.


                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the securities covered hereby will be passed upon for the Company by Kelley Drye & Warren LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements and schedule of Viatel, Inc. and subsidiaries as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         Viatel is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be read and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1300, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Commission's Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Our common stock is traded on Nasdaq, and its periodic reports, proxy and information statements and other information can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. Information regarding the Company may also be obtained from its Web site at http://www.viatel.com.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from this Prospectus may also be obtained at the Commission's Web site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference in this Prospectus:

              (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 31, 1998 and amended by Form 10-K/A-1 filed with the Commission on April 29, 1998;

              (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the Commission on May 15, 1998;

              (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as filed with the Commission on August 14, 1998;
              (iv)   Quarterly  Report  on  Form  10-Q  for  the  quarter  ended

                     September 30, 1998, as filed with the Commission on November 16, 1998;

              (v) Current Report on Form 8-K, as filed with the Commission on March 3, 1998;

              (vi) Current Report on Form 8-K, as filed with the Commission on June 8, 1998; and

              (vii) The description of Viatel's common stock, $0.01 par value, contained in the Company's Registration Statement on Form 8-A (Registration No. 000-21261) filed with the Commission on August 27, 1996 under Section 12 of the Securities Exchange Act of 1934.

         All  reports  and other  documents  filed by the  Company  pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to the Director of Investor Relations at the Company's principal executive offices located at 685 Third Avenue, New York, New York 10017 or by telephone at (212) 350-9200.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses, all of which will be paid by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.



SEC Registration Fee ...........................            $   35,859.30

Legal Fees and Expenses ........................            $   15,000.00

Accounting Fees and Expenses ...................            $    2,500.00

Miscellaneous expenses .........................            $      913.97
                                                               ----------

   Total .......................................            $   54,273.27
                                                               ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporations Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such
Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made with respect thereto unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify present or former directors and officers who are successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation and Article X of the Registrant's Amended and Restated Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

         Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other employee against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability. The Registrant has obtained officers' and directors' liability insurance of $15 million for members of its Board of Directors and executive officers. In addition, the Registrant has entered into agreements to indemnify its directors and officers from and against any Expenses (as defined in the indemnity agreement) incurred by such person in connection with investigating, defending, serving as a witness in, participating in (including on appeal) or preparing for any of the foregoing in any threatened, pending or contemplated action, suit or proceeding (including an action by or in the right of the Registrant), or any inquiry, hearing or investigation, to the fullest extent permitted by law, as such law may be amended or interpreted (but only to the extent that such amendment or interpretation provides for broader indemnification rights). The indemnity agreement contains certain provisions to ensure that the indemnitee receives the benefits contemplated by the agreement in the event of a "change in control" (as defined in the indemnity agreement) such as the establishment and funding of a trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred by the indemnitee in connection with investigating, preparing for, participating in and/or defending a proceeding.

         At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.



ITEM 16. EXHIBITS


EXHIBIT
NUMBER        DESCRIPTION OF DOCUMENT

    4.1* Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 12.50% Senior Discount Notes Due 2008 (including form of 12.50% Senior Discount Note) (incorporated herein by reference to Exhibit 4.1 to Viatel, Inc.'s Registration Statement on Form S-4, filed on July 10, 1998, Registration No. 333-58921 ("Viatel's 1998 Form S-4")).

    4.2* Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 11.25% Senior Notes Due 2008 (including form of 11.25% Senior Note) (incorporated herein by reference to Exhibit 4.2 to Viatel's 1998 Form S-4).

   4.3* Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 12.40% Senior Discount Notes Due 2008 (including form of 12.40% Senior Discount Note) (incorporated herein by reference to Exhibit
             4.3 to Viatel's 1998 Form S-4).

   4.4* Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 11.15% Senior Notes Due 2008 (including form of 11.15% Senior Note) (incorporated herein by reference to Exhibit 4.4 to Viatel's 1998 Form S-4).

   4.5* Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 10% Subordinated Convertible Debentures Due 2011 (including form of 10% Subordinated Convertible Debenture) (incorporated herein by reference to Exhibit 4.5 to Viatel's 1998 Form S-4).

   4.6* Conversion Shares Registration Rights Agreement, dated April 3, 1998, among Viatel, Inc., Morgan Stanley & Co. Incorporated, Morgan Stanley Bank AG, Salomon Brothers Inc, ING Baring (U.S.) Securities, Inc. and NationsBanc Montgomery Securities LLC (incorporated herein by reference to Exhibit 4.7 to Viatel's 1998 Form S-4).

   4.7* Amended and Restated Certificate of Incorporation of Viatel, Inc. (incorporated herein by reference to Exhibit 3.1(i)(a) to Viatel, Inc.'s Registration Statement on Form S-1, Registration No. 333-09699, filed on August 7, 1996; Certificate of Designations, Preferences and Rights of 10% Series A Redeemable Convertible Preferred Stock, $.01 par value (incorporated herein by reference to Exhibit 3(i)(b) to Viatel's 1998 Form S-4); Certificate of
             Amendment to Viatel, Inc.'s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 4.9 to Viatel, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 000-21261).

   4.8* Second Amended and Restated Bylaws of Viatel, Inc. (incorporated herein by reference to Exhibit 3(ii) of Viatel, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, File No. 000-21261).

   5.1 Opinion of Kelley Drye & Warren LLP as to the validity of the securities being registered.


  23.1 Consent of Kelley Drye & Warren LLP (included in their opinion filed as Exhibit 5.1).

  23.2       Consent of KPMG LLP.

  24         Powers of Attorney (See Signature Page).

---------------------------------------

*            Incorporated herein by reference.



ITEM 17. UNDERTAKINGS

(a)          The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price, represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant, Viatel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 10th day of February, 1999.

                                  VIATEL, INC.


                                  By: /S/ MICHAEL J.
                                      MAHONEY
                                      Chairman of the Board, President and Chief
                                      Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Michael J. Mahoney, Allan L. Shaw and Sheldon M. Goldman, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 10, 1999.

     Signature                                  Title


/S/ MICHAEL J. MAHONEY         Chairman of the Board, President and Chief
----------------------         Executive Officer (Principal Executive Officer)
Michael J. Mahoney

/S/ ALLAN L. SHAW              Senior Vice President, Finance, Chief Financial
----------------------         Officer and Director (Principal Financial and
Allan L. Shaw                  Accounting Officer)

/S/  PAUL G. PIZZANI             Director
----------------------
Paul G. Pizzani

/S/  FRANCIS J. MOUNT            Director
----------------------
Francis J. Mount

/S/  JOHN G. GRAHAM              Director
----------------------
John G. Graham

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION OF DOCUMENT

   4.1* Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 12.50% Senior Discount Notes Due 2008 (including form of 12.50% Senior Discount Note) (incorporated herein by reference to Exhibit 4.1 to Viatel, Inc.'s Registration Statement on Form S-4, filed on July 10, 1998, Registration No. 333-58921 ("Viatel's 1998 Form S-4")).

   4.2* Indenture, dated as of April 8, 1998, between Viatel, Inc. and The Bank of New York, as Trustee, relating to Viatel, Inc.'s 11.25% Senior Notes Due 2008 (including form of 11.25% Senior Note) (incorporated herein by reference to Exhibit 4.2 to Viatel's 1998 Form S-4).

   4.3* Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 12.40% Senior Discount Notes Due 2008 (including form of 12.40% Senior Discount Note) (incorporated herein by reference to Exhibit
             4.3 to Viatel's 1998 Form S-4).

   4.4* Indenture, dated as of April 8, 1998, among Viatel, Inc., The Bank of New York, as Trustee, and Deutsche Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 11.15% Senior Notes Due 2008 (including form of 11.15% Senior Note) (incorporated herein by reference to Exhibit 4.4 to Viatel's 1998 Form S-4).

   4.5* Indenture, dated as of April 8, 1998, among Viatel, The Bank of New York, as Trustee, and Deutsche Bank, Aktiengesellschaft, as German Paying Agent and Co-Registrar, relating to Viatel, Inc.'s 10% Subordinated Convertible Debentures Due 2011 (including form of 10% Subordinated Convertible Debenture) (incorporated herein by reference to Exhibit 4.5 to Viatel's 1998 Form S-4).

   4.6* Conversion Shares Registration Rights Agreement, dated April 3, 1998, among Viatel, Inc., Morgan Stanley & Co. Incorporated, Morgan Stanley Bank AG, Salomon Brothers Inc, ING Baring (U.S.) Securities, Inc. and NationsBanc Montgomery Securities LLC (incorporated herein by reference to Exhibit 4.7 to Viatel's 1998 Form S-4).

   4.7* Amended and Restated Certificate of Incorporation of Viatel, Inc. (incorporated herein by reference to Exhibit 3.1(i)(a) to Viatel, Inc.'s Registration Statement on Form S-1, Registration No. 333-09699, filed on August 7, 1996; Certificate of Designations, Preferences and Rights of 10% Series A Redeemable Convertible Preferred Stock, $.01 par value (incorporated herein by reference to Exhibit 3(i)(b) to Viatel's 1998 Form S-4); Certificate of
             Amendment to Viatel, Inc.'s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 4.9 to Viatel, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 000-21261).

   4.8* Second Amended and Restated Bylaws of Viatel, Inc. (incorporated herein by reference to Exhibit 3(ii) of Viatel, Inc.'s Form 10-Q for the quarter ended September 30, 1997, File No. 000-21261).

   5.1 Opinion of Kelley Drye & Warren LLP as to the validity of the securities being registered.

  23.1 Consent of Kelley Drye & Warren LLP (included in their opinion filed as Exhibit 5.1).

  23.2       Consent of KPMG LLP.

  24         Powers of Attorney (See Signature Page).